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                                                                     EXHIBIT 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Smithway Motor Xpress Corp:

We consent to incorporation by reference in the Registration Statements (No.'s 333-10249, 333-10251, 333-21253, 333-81855, and 333-97195) on Form S-8 of
Smithway Motor Xpress Corp. of our report dated February 25, 2005, relating to the consolidated balance sheets of Smithway Motor Xpress Corp. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of Smithway Motor Xpress Corp.


                                                       /s/ KPMG LLP

Des Moines, Iowa
March 15, 2005